As filed with the Securities and Exchange Commission on November 30, 2022.

Registration Number 333 — __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Campbell Soup Company

(Exact Name of Issuer As Specified in Its Charter)

New Jersey	21-0419870
State of Incorporation	I.R.S. Employer Identification No.

One Campbell Place

Camden, New Jersey 08103-1799

Principal Executive Offices

CAMPBELL SOUP COMPANY 2022 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Adam G. Ciongoli

Executive Vice President, General Counsel and Chief Sustainability,

Corporate Responsibility and Governance Officer

Campbell Soup Company

One Campbell Place, Camden, New Jersey 08103-1799

Name and address of agent for service

Telephone number, including area code, of agent for service: (856) 342-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Campbell Soup Company (the “Registrant”), relating to up to an aggregate of 12,000,000 shares of its capital stock, par value $0.0375 per share (“Capital Stock”), issuable under the Campbell Soup Company 2022 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant incorporates by reference into this Registration Statement the documents listed below as originally filed with the Securities and Exchange Commission (the “SEC”):

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022, filed with the SEC on September 22, 2022.

(b)	Registrant’s Current Report on Form 8-K, filed with the SEC on November 1, 2022.

(c)

The description of the Registrant’s Capital Stock contained in Exhibit 4(p) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 28, 2019, filed with the SEC on September  26, 2019, together with any amendments or reports filed with the SEC for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the issuance of the Capital Stock being registered hereby has been passed upon for the Registrant by Charles A. Brawley, III, Senior Vice President, Corporate Secretary, and Deputy General Counsel of the Registrant. Mr. Brawley owns, or has the right to acquire, a number of shares of Capital Stock of the Company that represents less than 1% of the total outstanding shares of Capital Stock of the Company.

Item 6. Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation, By-Laws and Section 14A:3-5 of the New Jersey Business Corporation Act provide for limitation of liability and/or indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Registrant has purchased insurance permitted by New Jersey law on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Description

4.1	Campbell Soup Company Restated Certificate of Incorporation, as amended through February 24, 1997, incorporated by reference to Exhibit (3)(i) to Campbell’s Form 10-K for the fiscal year ended July 28, 2002, filed with the SEC on October 11, 2002.

4.2	Campbell Soup Company By-Laws, effective as of June 24, 2020, incorporated by reference to Exhibit 3 to Campbell’s Form 8-K filed with the SEC on June 25, 2020.

5.1	Opinion of Charles A. Brawley, III, Senior Vice President, Corporate Secretary, and Deputy General Counsel

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Charles A. Brawley, III (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

99.1	Campbell Soup Company 2022 Long-Term Incentive Plan, incorporated by reference to Exhibit B to the Campbell’s 2022 Proxy Statement filed with the SEC on October 18, 2022.

107	Calculation of Registration Fee.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden and State of New Jersey, on the 30th day of November 2022.

CAMPBELL SOUP COMPANY

By: /s/ Mick Beekhuizen
Mick Beekhuizen
Executive Vice President and President Meals & Beverages and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 30, 2022

/s/ Mick Beekhuizen	/s/ Stanley Polomski
Mick Beekhuizen	Stanley Polomski
Executive Vice President and President Meals & Beverages and Chief Financial Officer	Senior Vice President and Controller

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Adam G. Ciongoli and Charles A. Brawley, III, and each of them (with full power and authority to act without the other), as their true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for each of them and in each of their name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Keith R. McLoughlin	Chairman of the Board	November 30, 2022
Keith R. McLoughlin
President and Chief Executive Officer,

/s/ Mark A. Clouse	Director (Principal Executive Officer)	November 30, 2022
Mark A. Clouse

/s/ Fabiola R. Arredondo	Director	November 30, 2022
Fabiola R. Arredondo

/s/ Howard M. Averill	Director	November 30, 2022
Howard M. Averill

/s/ John P. Bilbrey	Director	November 30, 2022
John P. Bilbrey

/s/ Bennett Dorrance, Jr.	Director	November 30, 2022
Bennett Dorrance, Jr.

/s/ Maria Teresa Hilado	Director	November 30, 2022
Maria Teresa Hilado

/s/ Grant H. Hill	Director	November 30, 2022
Grant H. Hill

/s/ Sarah Hofstetter	Director	November 30, 2022
Sarah Hofstetter

/s/ Marc B. Lautenbach	Director	November 30, 2022
Marc B. Lautenbach

/s/ Mary Alice D. Malone	Director	November 30, 2022
Mary Alice D. Malone

/s/ Kurt T. Schmidt	Director	November 30, 2022
Kurt T. Schmidt

/s/ Archbold D. van Beuren	Director	November 30, 2022
Archbold D. van Beuren